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PNC BANK CORP. AND SUBSIDIARIES                                  EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
  TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS


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                                                                                          Year ended December 31
                                                  Three months ended ---------------------------------------------------------------
Dollars in thousands                                  March 31, 1998       1997         1996         1995         1994         1993
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
EARNINGS
Income before taxes and cumulative effect of changes
   in accounting principles                                $405,079   $1,618,599   $1,527,551     $627,012   $1,209,916  $1,140,487
Fixed charges and preferred stock dividends excluding
   interest on deposits                                     308,669    1,201,582    1,105,324    1,492,391    1,112,564     712,339
                                                        ----------------------------------------------------------------------------
     Subtotal                                               713,748    2,820,181    2,632,875    2,119,403    2,322,480   1,852,826
Interest on deposits                                        361,522    1,456,587    1,428,771    1,551,816    1,159,242   1,005,658
                                                        ----------------------------------------------------------------------------
     Total                                               $1,075,270   $4,276,768   $4,061,646   $3,671,219   $3,481,722  $2,858,484
                                                        ============================================================================

FIXED CHARGES
Interest on borrowed funds                                 $292,362   $1,098,365   $1,064,847   $1,455,069   $1,070,565    $676,319
Interest component of rentals                                 8,614       29,312       29,839       31,283       32,247      26,491
Amortization of borrowed funds                                  219          833          816          927        1,761       1,418
Distributions on capital securities                              13       43,138        1,391
Preferred stock dividends                                     7,461       29,934        8,431        5,112        7,991       8,111
                                                        ----------------------------------------------------------------------------
     Subtotal                                               308,669    1,201,582    1,105,324    1,492,391    1,112,564     712,339
Interest on deposits                                        361,522    1,456,587    1,428,771    1,551,816    1,159,242   1,005,658
                                                        ----------------------------------------------------------------------------
     Total                                                 $670,191   $2,658,169   $2,534,095   $3,044,207   $2,271,806  $1,717,997
                                                        ============================================================================

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
   PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                                 2.31x        2.35x        2.38x        1.42x        2.09x       2.60x
Including interest on deposits                                 1.60         1.61         1.60         1.21         1.53        1.66
====================================================================================================================================
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